February 24, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $282 million were down 1 percent compared to January 2015 and 3 percent compared to December 2015. The benefit derived from starting the quarter with higher assets in fee-based accounts was more than offset by lower commissions in both the Private Client Group and Capital Markets segments, which were negatively impacted by heightened market volatility coupled with the rapid deterioration of the equity markets during the month.

Client assets under administration of $485.2 billion increased 1 percent compared to January 2015 but declined 3 percent compared to December 2015, as the S&P 500 index depreciated by 5 percent during the month. Financial assets under management of $64.7 billion decreased 2 percent compared to January 2015 and 5 percent compared to December 2015, hampered by the declines in the equity markets and net outflows in Eagle Asset Management.

“Equity underwriting results in January were very weak, as it was the first month without an initial public offering in the U.S. since September 2011,” said CEO Paul Reilly. “Meanwhile, activity levels for M&A, tax credit funds and public finance remain healthy.”

Total net loans at Raymond James Bank of $13.6 billion increased 15 percent compared to January 2015 but declined 1 percent compared to December 2015, as corporate payoffs outpaced originations during the month.

“We continue to be highly successful in recruiting and retaining financial advisors, which has enabled us to grow client assets over last year’s January despite the 3 percent decline in the S&P 500 index for the year,” Reilly said. “Notwithstanding the seasonal factors and challenging market environment that are expected to impact our results in the March quarter, we continue to invest for the future. Market corrections have historically provided us with attractive opportunities to strengthen our platform and position the firm for stronger growth and returns to shareholders when markets recover.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $485 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	January 2016	January 2015	% Change	December 2015	% Change
	(19 business days)	(20 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$282.0	$285.0	(1)%	$291.9	(3)%

Client assets under administration (in bil.)	$485.2	$479.5	1%	$500.4	(3)%

Private Client Group assets under administration (in bil.)	$457.9	$455.4	1%	$473.1	(3)%

Financial assets under management (in bil.) (2)	$64.7	$66.1	(2)%	$67.9	(5)%

Raymond James Bank total loans, net (in bil.)	$13.6	$11.8	15%	$13.7	(1)%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.